Exhibit 2

                               Plan of Conversion


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                               Cohoes Savings Bank
                                Cohoes, New York

                               PLAN OF CONVERSION
                    From Mutual to Stock Form of Organization


I.       GENERAL

         On May 21, 1998, the Board of Trustees of Cohoes Savings Bank (the "Bank") unanimously adopted a Plan of Conversion whereby the Bank would convert from a New York chartered mutual savings institution to a New York chartered stock savings institution. The Bank was chartered by the State of New York by an act of the State legislature on April 11, 1851, such Act having been amended and supplemented from time to time thereafter. The Board of Trustees of Cohoes Savings Bank has been continually monitoring developments in the banking industry through its strategic planning process. It is the opinion of the Board of Trustees that the stock form of ownership will provide the Bank with the structure and capital necessary to meet the challenges of the market place, will enhance the Bank's ability to grow and prosper during its second 150 years, will assist the Bank to fulfill its dual role as a leader in the Capital District Business Community, and will enable the Bank to continue as a people oriented community Bank offering an ever increasing array of services to its customers. The principal office of the Bank is located at 75 Remsen Street, in the city of Cohoes, county of Albany, New York. The Plan includes, as part of the conversion, the concurrent formation of a holding company, to be named in the future. The Plan provides that non-transferable subscription rights to purchase Holding Company Conversion Stock will be offered first to Eligible Account Holders of record as of the Eligibility Record Date, then to the Holding Company and the Bank's Tax-Qualified Employee Plans and then to Supplemental Eligible Account Holders of record as of the Supplemental Eligibility Record Date. Concurrently with, at any time during, or promptly after the Subscription Offering, and on a lowest priority basis, an opportunity to subscribe may also be offered to the general public in a Community Offering and/or a Public Offering. The price of the Holding Company Conversion Stock will be based upon an independent appraisal of the Bank and will reflect its estimated pro forma market value, as converted. It is the desire of the Board of Trustees of the Bank to attract new capital to the Bank in order to increase its capital, support future savings growth and increase the amount of funds available for residential and other mortgage lending. The Converted Bank is also expected to benefit from its management and other personnel having a stock ownership in its business, since stock ownership is viewed as an effective performance incentive and a means of attracting, retaining and compensating management and other personnel. No change will be made in the Board of Trustees or management as a result of the Conversion.

         In furtherance of the Bank's long term commitment to its community, the Plan provides that, in connection with the Conversion, the Holding Company will make a donation of an undetermined amount of its stock to a foundation ("The Foundation"), the name of which will be determined, established by the Holding Company.

         This Plan has been unanimously approved by the Board of Trustees of the Bank, based upon its determination that the Conversion is in the best interests of the Bank, its depositors and the communities served by the Bank. This Plan sets forth the terms and conditions of the Conversion, and the procedures for effecting the same. This Plan must be approved by the Superintendent or his or her designees, must not be objected to by the FDIC and certain waivers must be granted by the Superintendent. This Plan must also be approved by the affirmative vote of at least seventy-five percent (75%) in amount of deposit liabilities of Voting Depositors represented in person or by proxy at the Special Meeting, and the affirmative vote of at least a majority of the amount of votes eligible to be cast at the Special Meeting.

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         Upon the  Conversion,  each Person having a Deposit Account at the Bank prior to the Conversion will continue to have a Deposit Account, without payment therefor, in the same amount and subject to the same terms and conditions (except for voting and liquidation rights) as in effect prior to the Conversion. After the Conversion, the Bank will succeed to all the rights, interests, duties and obligations of the Bank before the Conversion, including, but not limited to, all rights and interests of the Bank in and to its assets and properties, whether real, personal or mixed. The Bank will continue to be a member of the Federal Home Loan Bank System. All of the Bank's insured Deposit Accounts will continue to be insured by the Bank Insurance Fund of the FDIC to the extent provided by applicable law.

II.      DEFINITIONS

         Acting in Concert: The term "acting in concert" shall have the same meaning given it in ss.574.2(c) of the Rules and Regulations of the OTS as applied by the FDIC.

         Actual Subscription Price: The price per share, determined as provided in Section V of the Plan, at which Holding Company Conversion Stock will be sold in the Subscription Offering.

         Affiliate: An "affiliate" of, or a Person "affiliated" with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the Person specified.

         Associate: The term "associate," when used to indicate a relationship with any Person, means (i) any corporation or organization (other than the Holding Company, the Bank or a majority-owned subsidiary of the Holding Company) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Holding Company or the Bank or any subsidiary of the Holding Company; provided, however, that any Tax-Qualified or Non-Tax-Qualified Employee Plan shall not be deemed to be an associate of any director or officer of the Holding Company or the Bank, to the extent provided in Section V hereof.

         Bank: Cohoes Savings Bank or such other name as the institution may adopt.

         Banking Board: The Banking Board of the State of New York.

         BIF:  Bank Insurance Fund.

         Community  Offering:   The  offering  to  the  general  public  of  any
unsubscribed shares which may be effected as provided in Section V hereof.

         Conversion: Change of the Bank's mutual charter and bylaws to stock charter and bylaws; sale by the Holding Company of Holding Company Conversion Stock; and issuance and sale by the Converted Bank of Converted Bank Common Stock to the Holding Company, all as provided for in the Plan.

         Converted Bank: The stock savings institution resulting from the Conversion of the Bank in accordance with the Plan.

         Deposit Account: Any withdrawable or repurchasable account or deposit in the Bank including Savings Accounts and demand accounts.

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         Depositor: Any person  or  entity that  qualifies as a depositor of the
Bank pursuant to its charter and bylaws.

         Eligibility Record Date: The close of business on March 31, 1997.

         Eligible Account Holder: Any Person holding a Qualifying Deposit in the Bank on the Eligibility Record Date.

         Exchange Act: The Securities Exchange Act of 1934, as amended.

         FDIC.  Federal Deposit Insurance Corporation.

         Holding Company: A corporation which upon completion of the Conversion will own all of the outstanding common stock of the Converted Bank, and the name of which will be selected in the future.

         Holding Company Conversion Stock: Shares of common stock, par value $.01 per share, to be issued and sold by the Holding Company as a part of the Conversion; provided, however, that for purposes of calculating Subscription Rights and maximum purchase limitations under the Plan, references to the number of shares of Holding Company Conversion Stock shall refer to the number of shares offered in the Subscription Offering.

         Local Community: The geographic area encompassing counties in which the Bank has offices.

         Market Maker: A dealer (i.e., any Person who engages directly or indirectly as agent, broker or principal in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another Person) who, with respect to a particular security, (i) regularly publishes bona fide, competitive bid and offer quotations in a recognized inter-dealer quotation system; or (ii) furnishes bona fide competitive bid and offer quotations on request; and (iii) is ready, willing, and able to effect transactions in reasonable quantities at his quoted prices with other brokers or dealers.

         Maximum Subscription Price: The price per share of Holding Company Conversion Stock to be paid initially by subscribers in the Subscription Offering.

         Non-Tax-Qualified Employee Plan: Any defined benefit plan or defined contribution plan of the Bank or the Holding Company, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which with its related trust does not meet the requirements to be "qualified" under Section 401 of the Internal Revenue Code.

         OTS: Office of Thrift Supervision, Department of the Treasury, and its successors.

         Officer: An executive officer of the Holding Company or the Bank, including the President, Executive Vice Presidents, Senior Vice Presidents in charge of principal business functions, Secretary and Treasurer.

         Order Forms: Forms to be used in the Subscription Offering to exercise Subscription Rights.

         Person: An individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, or a government or political subdivision thereof.


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         Plan:  This Plan of  Conversion  of the Bank,  including  any amendment approved as provided in this Plan.

         Public Offering: The offering for sale through the Underwriters to selected depositors or the general public of any shares of Holding Company Conversion Stock not subscribed for in the Subscription Offering or the Community Offering, if any.

         Public Offering Price: The price per share at which any unsubscribed shares of Holding Company Conversion Stock are initially offered for sale in the Public Offering.

         Qualifying Deposit: The aggregate balance of $100 or more of each Deposit Account of an Eligible Account Holder as of the Eligibility Record Date or of a Supplemental Eligible Account Holder as of the Supplemental Eligibility Record Date.

         Regulatory Authorities: The FDIC, the Superintendent and the OTS.

         Savings Account: The term "Savings Account" means any withdrawable account in the Bank except a demand account.

         SEC:  Securities and Exchange Commission.

         Special Meeting: The Special Meeting of Depositors called for the purpose of considering and voting upon the Plan of Conversion.

         Subscription Offering: The offering of shares of Holding Company Conversion Stock for subscription and purchase pursuant to Section V of the Plan.

         Subscription Rights: Non-transferable, non-negotiable, personal rights of the Bank's Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders to subscribe for shares of Holding Company Conversion Stock in the Subscription Offering.

         Superintendent: Superintendent of Banks of the State of New York.

         Supplemental Eligibility Record Date: The last day of the calendar quarter preceding approval of the Plan by the FDIC.

         Supplemental Eligible Account Holder: Any person holding a Qualifying Deposit in the Bank (other than an officer or director and their associates) on the Supplemental Eligibility Record Date.

         Tax-Qualified Employee Plans: Any defined benefit plan or defined contribution plan of the Bank or the Holding Company, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which with its related trust meets the requirements to be "qualified" under Section 401 of the Internal Revenue Code.

         Underwriters: The investment banking firm or firms agreeing to offer and sell Holding Company Conversion Stock in the Public Offering.

         Voting Depositor: Any person holding a Qualifying Deposit at the close of business on September 30, 1998 for purposes of determining those Persons entitled to vote on the Plan of Conversion at the Special Meeting.

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         Voting  Record  Date:  The  date  set  by the  Board  of  Trustees  for determining Depositors eligible to vote at the Special Meeting is March 31, 1998.

III. STEPS PRIOR TO SUBMISSION OF PLAN OF CONVERSION TO THE DEPOSITORS FOR APPROVAL

         Prior to submission of the Plan of Conversion to its Depositors for approval, the Bank must receive from the appropriate Regulatory Authorities prior written approval of the Application for Approval of Conversion to convert to the stock form of organization. The following steps must be taken prior to such regulatory approval:

     A. The Board of Trustees shall adopt the Plan by not less than a two-thirds vote.

     B. The Bank shall notify its Depositors of the adoption of the Plan by publishing a statement in a newspaper having a general circulation in each community in which the Bank maintains an office.

     C. Copies of the Plan adopted by the Board of Trustees shall be made available for inspection at each office of the Bank.

     D. The Bank will promptly cause an Application for Approval of Conversion to be prepared and filed with the Superintendent for his/her approval, and for the granting of any waivers, if necessary, and with the FDIC (in the form of a notice for their non-objection). Additionally, a Holding Company Application will be prepared and filed with the OTS for its approval and a Registration Statement on Form S-1 will be prepared and filed with the SEC.

      Following (i) approval of the Bank's Application for Conversion by the Superintendent, (ii) the non- objection of the FDIC and (iii) the receipt of all necessary waivers from the Superintendent, the Bank shall submit the Plan to the Bank's Voting Depositors for approval at the Special Meeting. The Bank shall mail to each Voting Depositor, at his or her last known address appearing on the records of the Bank, a copy of the Plan and the proposed Restated Organization Certificate of the Bank and proposed By-Laws of the Bank, a Notice of Special Meeting, Proxy Card and Subscription Order form and a long-form Proxy Statement (which contains a detailed description of the Conversion and contains offering material relating to the Subscription Offering) in the forms required by the Conversion Regulations, describing the Plan and certain other matters relating to the Bank and its Conversion. Separate and readily distinguishable postage-paid envelopes shall be provided for the return of Proxy Cards and Subscription Order Forms.

      The Special Meeting shall be held upon written notice given no less than 20 days nor more than 45 days prior to the date of the Special Meeting. At the Special Meeting, each Voting Depositor shall be entitled to cast one vote in person or by proxy for every one hundred dollars ($100.00) such Voting Depositor had on deposit with the Bank as of the Voting Record Date; provided, however, that no Voting Depositor shall be eligible to cast more than one thousand (1,000) votes. The Board of Trustees shall appoint an independent custodian and tabulator to receive and hold proxies to be voted at the Special Meeting and count the votes cast in favor of and in opposition to the Plan.

      The Superintendent shall be notified of the results of the Special Meeting by a certificate signed by the President and Secretary of the Bank within five days after the conclusion of the Special Meeting. The Plan must be approved by the affirmative vote of (i) at least seventy-five percent (75%) in amount of deposit liabilities of the Voting Depositors represented in person or by proxy at the Special Meeting and (ii) at least a majority of the amount of votes entitled to be cast at the Special Meeting. If the Plan is so approved, the Bank will take all other necessary steps to effect the Conversion subject to the terms and conditions of the

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Plan. If the Plan is not so approved, upon conclusion of the Special Meeting and any adjournment or postponement thereof, the Plan shall not be implemented without further vote and all funds submitted in the Subscription Offering and Community Offering will be returned to subscribers, with interest as provided herein, and all withdrawal authorizations will be canceled.

IV.      CONVERSION PROCEDURE

         The Holding Company Conversion Stock will be offered for sale in the Subscription Offering at the Subscription Price to Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders prior to or within 45 days after the date of the Special Meeting. The Bank may, either concurrently with, at any time during, or promptly after the Subscription Offering, also offer the Holding Company Conversion Stock to and accept subscriptions from other Persons in a Community Offering and/or a Public Offering; provided that the Bank's Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders shall have the priority rights to subscribe for Holding Company Conversion Stock set forth in Section V of this Plan. However, the Holding Company and the Bank may delay commencing the Subscription Offering beyond such 45-day period in the event there exist unforeseen material adverse market or financial conditions. If the Subscription Offering commences prior to the Special Meeting, subscriptions will be accepted subject to the approval of the Plan at the Special Meeting. No offer for sale of the Holding Company Conversion Stock will be made prior to the mailing of the proxy statement for the Special Meeting.

         The period for the Subscription Offering and Community Offering will be not less than 20 days nor more than 45 days unless extended by the Bank. Upon completion of the Subscription Offering and the Community Offering any unsubscribed shares of Holding Company Conversion Stock may be sold through the Underwriters to the general public in the Public Offering. If for any reason all of the shares are not sold in the Subscription Offering, the Community Offering and the Public Offering, if any, the Holding Company and the Bank will use their best efforts to obtain other purchasers, subject to the prior written approval of the appropriate Regulatory Authorities. Completion of the sale of all shares of Holding Company Conversion Stock not sold in the Subscription Offering is required within 45 days after termination of the Subscription Offering, subject to extension of such 45-day period by the Holding Company and the Bank with the prior written approval of the appropriate Regulatory Authorities. The Holding Company and the Bank may jointly seek one or more extensions of such 45-day period if necessary to complete the sale of all shares of Holding Company Conversion Stock. In connection with such extensions, subscribers and other purchasers will be permitted to increase, decrease or rescind their subscriptions or purchase orders to the extent required by the prior written approval of the appropriate Regulatory Authorities in approving the extensions. Completion of the sale of all shares of Holding Company Conversion Stock is required within 24 months after the date of the Special Meeting.

V.       STOCK OFFERING

         A.     Total Number of Shares and Purchase Price of Conversion Stock

                     The total  number of shares of Holding  Company  Conversion
                Stock to be issued in the Conversion will be determined jointly by the Board of Directors of the Holding Company and the Board of Trustees of the Bank prior to the commencement of the Subscription Offering, subject to adjustment if necessitated by market or financial conditions prior to consummation of the Conversion. The total number of shares of Holding Company Conversion Stock shall also be subject to increase in connection with any oversubscriptions in the Subscription Offering or Community Offering.


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                     The aggregate price for which all shares of Holding Company
                Conversion Stock will be issued will be based on an independent appraisal of the estimated total pro forma market value of the Holding Company and the Converted Bank. Such appraisal shall be performed in accordance with the guidelines of the appropriate Regulatory Authorities and will be updated as appropriate under or required by applicable regulations.

                     The  appraisal  will be made by an  independent  investment banking or financial consulting firm experienced in the area of thrift institution appraisals. The appraisal will include, among other things, an analysis of the historical and pro forma operating results and net worth of the Converted Bank and a comparison of the Holding Company, the Converted Bank and the Conversion Stock with comparable thrift institutions and holding companies and their respective outstanding capital stocks.

                     Based  upon  the  independent   appraisal,   the  Board  of
                Directors of the Holding Company and the Board of Trustees of the Bank will jointly fix the Subscription Price.

                     If, following  completion of the Subscription  Offering and
                Community Offering, a Public Offering is effected, the Actual Subscription Price for each share of Holding Company Conversion Stock will be the same as the Public Offering Price at which unsubscribed shares of Holding Company Conversion Stock are initially offered for sale by the Underwriters in the Public Offering.

                     If, upon completion of the Subscription Offering, Community
                Offering and Public Offering, if any, all of the Holding Company Conversion Stock is subscribed for or only a limited number of shares remain unsubscribed for, subject to Part VII hereof, the Actual Subscription Price for each share of Holding Company Conversion Stock will be determined by dividing the estimated appraised aggregate pro forma market value of the Holding Company and the Converted Bank, based on the independent appraisal as updated upon completion of the Subscription Offering or other sale of all of the Holding Company Conversion Stock, by the total number of shares of Holding Company Conversion Stock to be issued by the Holding Company upon Conversion. Such appraisal will then be expressed in terms of a specific aggregate dollar amount rather than as a range. However, such shares must be sold at a uniform price pursuant to ss.563(b)7 of the Rules and Regulations of the OTS as applied by the FDIC.

         B.     Subscription Rights

                     Non-transferable  Subscription  Rights to  purchase  shares will be issued without payment therefor to Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders of the Bank as set forth below.

                1.   Preference Category No.1: Eligible Account Holders

                           Each   Eligible    Account   Holder   shall   receive
                     non-transferable Subscription Rights to subscribe for shares of Holding Company Conversion Stock in an amount equal to the greater of $250,000, or one-tenth of one percent (.10%) of the total offering of shares, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the

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                     denominator  is the total amount of qualifying  deposits of all Eligible Account Holders in the converting Bank in each case on the Eligibility Record Date.

                           If sufficient shares are not available,  shares shall
                     be allocated first to permit each subscribing Eligible Account Holder to purchase to the extent possible 100 shares,  and  thereafter  among each  subscribing  Eligible
                     Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unsatisfied.

                           Non-transferable   Subscription  Rights  to  purchase
                     Holding Company Conversion Stock received by Trustees and Officers of the Bank and their Associates, based on their increased deposits in the Bank in the one-year period preceding the Eligibility Record Date, shall be subordinated to all other subscriptions involving the exercise of non-transferable Subscription Rights of Eligible Account Holders.

                2.   Preference Category No.2: Tax-Qualified Employee Plans

                           Each Tax-Qualified Employee Plan shall be entitled to
                     receive non-transferable Subscription Rights to purchase up to 10% of the shares of Holding Company Conversion Stock, provided that singly or in the aggregate such plans (other than that portion of such plans which is self-directed) shall not purchase more than 10% of the shares of the Holding Company Conversion Stock. Subscription Rights received pursuant to this Category shall be subordinated to all rights received by Eligible Account Holders to purchase shares pursuant to Category No. 1.

                3.   Preference Category No.3: Supplemental   Eligible   Account
                     Holders

                           Each  Supplemental   Eligible  Account  Holder  shall
                     receive non-transferable Subscription Rights to subscribe for shares of Holding Company Conversion Stock in an amount equal to the greater of $250,000, or one-tenth of one percent (.10%) of the total offering of shares, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in the converting Bank in each case on the Supplemental Eligibility Record Date.

                           Subscription   Rights   received   pursuant  to  this
                     category shall be subordinated to all Subscription Rights received by Eligible Account Holders and Tax-Qualified Employee Plans pursuant to Category Nos. 1 and 2 above.

                           Any non-transferable  Subscription Rights to purchase
                     shares received by an Eligible Account Holder in accordance with Category No. 1 shall reduce to the extent thereof the Subscription Rights to be distributed to such person pursuant to this Category.

                           In the event of an oversubscription  for shares under
                     the provisions of this subparagraph, the shares available shall be allocated first to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares, if any, allocated in accordance with Category No. 1) equal to 100 shares, and thereafter among

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                     each subscribing  Supplemental  Eligible Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied.

         C.     Community Offering and Public Offering

                1. Any shares of Holding Company Conversion Stock not subscribed for in the Subscription Offering will be offered for sale in a Community Offering. This will involve an offering of all unsubscribed shares directly to the general public with a preference to those natural persons residing in the Local Community. The Community Offering, if any, shall be for a period of not less than 20 days nor more than 45 days unless extended by the Holding Company and the Bank, and shall commence concurrently with, during or promptly after the Subscription Offering. The purchase price per share to the general public in a Community Offering shall be the same as the Actual Subscription Price. The Holding Company and the Bank shall use an investment banking firm or firms on a best efforts basis to sell the unsubscribed shares in the Subscription and Community Offering. The Holding Company and the Bank shall pay a commission or other fee to such investment banking firm or firms as to the shares sold by such firm or firms in the Subscription and Community Offering and may also reimburse such firm or firms for expenses incurred in connection with the sale. The Holding Company Conversion Stock will be offered and sold in the Community Offering, if any, in accordance with the regulations of the appropriate Regulatory Authorities, so as to achieve the widest distribution of the Holding Company Conversion Stock. No person, by himself or herself, or with an Associate or group of Persons acting in concert, may subscribe for or purchase more than $250,000 of Holding Company Conversion Stock in the Community Offering, if any. Further, the Bank may limit total subscriptions under this
                    Section V.C.1 so as to assure that the number of shares available for the Public Offering may be up to a specified percentage of the number of shares of Holding Company
                    Conversion Stock. Finally, the Bank may reserve shares offered in the Community Offering for sales to institutional investors.

                     In the event of an oversubscription for shares in the Community Offering, shares may be allocated (to the extent shares remain available) first to cover orders of natural persons residing in the Local Community, then to cover the orders of any other person subscribing for shares in the Community Offering so that each such person may receive 2% of the shares, and thereafter, on a pro rata basis to such persons based on the amount of their respective subscriptions.

                     The Bank and the Holding Company, in their sole discretion, may reject subscriptions, in whole or in part, received from any Person under this Section V.C. Further, the Bank and the Holding Company may, at their sole discretion, elect to forego a Community Offering and instead effect a Public Offering as described below.

                2. Any shares of Holding Company Conversion Stock not sold in the Subscription Offering or in the Community Offering, if any, may then be sold at a uniform price through the Underwriters to selected Depositors or the general public in the Public Offering. It is expected that the Public Offering will commence as soon as practicable after termination of the Subscription Offering and the Community Offering, if any. The Bank and the Holding Company, in their sole discretion, may reject any subscription, in whole or in part, received in the Public Offering. The Public Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided in Section IV hereof. No person, by himself or herself, or with an Associate or group of Persons acting in concert, may purchase more than $250,000 in the Public Offering, if any.

                3. If for any reason any shares remain unsold after the Subscription Offering, the Community Offering and the Public Offering, if any, the Board of Directors of the Holding Company and the Board of Trustees of the Bank will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the prior written approval of the appropriate Regulatory Authorities and to compliance with applicable securities laws.

         D. Additional Limitations Upon Purchases of Shares of Holding Company Conversion Stock

                     The following  additional  limitations  shall be imposed on all  purchases  of  Holding  Company  Conversion  Stock  in  the
                Conversion:

                1. No Person, by himself or herself, or with an Associate or group of Persons acting in concert, may subscribe for or purchase in the Conversion a number of shares of Holding Company Conversion Stock which exceeds an amount of shares equal to 1% of the total offering of shares sold in the Conversion. For purposes of this paragraph, an Associate of a Person does not include a Tax-Qualified or Non-Tax Qualified Employee Plan in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity. Moreover, for purposes of this paragraph, shares held by one or more Tax-Qualified or Non-Tax Qualified Employee Plans attributed to a Person shall not be aggregated with shares purchased directly by or otherwise attributable to that Person.

                2. Trustees and Officers and their Associates may not purchase in all categories in the Conversion an aggregate of more than 25% of the Holding Company Conversion Stock. For purposes of this paragraph, an Associate of a Person does not include any Tax- Qualified Employee Plan. Moreover, any shares attributable to the Officers and Trustees and their Associates, but held by one or more Tax-Qualified Employee Plans shall not be included in calculating the number of shares which may be purchased under the limitation in this paragraph.

                3. The minimum purchase amount of Holding Company Conversion Stock that may be purchased by any Person in the Conversion is 25 shares.

                4. The Board of Directors of the Holding Company and the Board of Trustees of the Bank may, in their sole discretion, increase the maximum purchase limitation referred to in subparagraph 1. herein up to 9.99%, provided that orders for shares exceeding 5% of the shares being offered in the Conversion shall not exceed, in the aggregate, 10% of the shares being offered in the Conversion. Requests to purchase additional shares of Holding Company Conversion Stock under this provision will be allocated by the Board of Directors of the Holding Company and the Board of Trustees of the Bank on a pro rata basis giving priority in accordance with the priority rights set forth in this
                     Section V.

                     Depending upon market and financial  conditions,  the Board of Directors of the Holding Company and the Board of Trustees of the Bank, with the prior written approval of the appropriate Regulatory Authorities and without further approval of the Depositors, may increase or decrease any of the above purchase limitations. However, no increase in the purchase limitations shall occur without the prior written approval of the appropriate Regulatory Authorities.

                     Each Person  purchasing  Conversion Stock in the Conversion shall be deemed to confirm that such purchase does not conflict with the above purchase limitations.

         E.     Restrictions  and  Other  Characteristics  of  Holding   Company
                Conversion Stock Being Sold

                1. Transferability. Holding Company Conversion Stock purchased by Persons other than Trustees and Officers of the Holding Company or the Bank will be transferable without restriction. Shares purchased by Trustees or Officers shall not be sold or otherwise disposed of for value for a period of one year from the date of Conversion, except for any disposition of such shares (i) following the death of the original purchaser, or (ii) resulting from an exchange of securities in a merger or acquisition approved by the applicable regulatory authorities. Any transfers that could result in a change of control of the Bank or the Holding Company or result in the ownership by any Person or group acting in concert of more than 10% of any class of the Bank's or the Holding Company's equity securities are subject to the prior written approval of the OTS and the Superintendent.

                     The certificates representing shares of Holding Company Conversion Stock issued to Trustees and Officers shall bear a legend giving appropriate notice of the one-year holding period restriction. Appropriate instructions shall be given to the transfer agent for such stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares of common stock of the Holding Company subsequently issued as a stock dividend, stock split, or otherwise, with respect to any such restricted stock, shall be subject to the same holding period restrictions for Holding Company or Bank Trustees and Officers as may be then applicable to such restricted stock.

                     No Trustee or Officer of the Holding Company or of the Bank, or Associate of such a Trustee or Officer, shall purchase any outstanding shares of capital stock of the Holding Company for a period of three years following the Conversion without the prior written approval of the Superintendent and, as applicable, the FDIC, except through a broker or dealer registered with the SEC.

                2.   Repurchase  and  Dividend  Rights.  Except as  permitted by
                     applicable  regulations,   for  a  period  of  three  years
                     following Conversion, the Converted Bank shall not repurchase any shares of its capital stock, except with the prior permission of the Superintendent.

                     Present regulations also provide that the Converted Bank may not declare or pay a cash dividend on or repurchase any of its stock (i) if the result thereof would be to reduce the regulatory capital of the Converted Bank below the amount required for the liquidation account to be established pursuant to Section XIII hereof, and (ii) except in compliance with requirements of the Rules and Regulations of the appropriate Regulatory Authorities.

                     The above limitations are subject to the Rules and Regulations of the appropriate Regulatory Authorities which generally provide that the Holding Company of the Converted Bank may repurchase its capital stock provided (i) no repurchases occur within one year following conversion,
                     (ii) repurchases during the second and third year after conversion are part of an open market stock repurchase program that does not allow for a repurchase of more than 5% of the Bank's outstanding capital stock during a twelve-month period without the prior written approval of the appropriate Regulatory Authorities, (iii) the repurchases do not cause the Bank to become undercapitalized. In addition, the above limitations shall not preclude payments of dividends or repurchases of capital stock by the Converted Bank in the event applicable federal regulatory limitations are liberalized or waived subsequent to regulatory approval of the Plan.

                3. Voting Rights. After Conversion, exclusive voting rights as to the Bank will be vested in the Holding Company, as the sole stockholder of the Bank. Voting rights as to the Holding Company will be held exclusively by its stockholders. Presently all voting rights are vested in the Board of Trustees.

         F.     Exercise of Subscription Rights; Order Forms

                1. If the Subscription Offering occurs concurrently with the solicitation of proxies for the Special Meeting, the subscription prospectus and Order Form may be sent to each Eligible Account Holder, Tax-Qualified Employee Plan and Supplemental Eligible Account Holder at their last known address as shown on the records of the Bank. However, the Bank may, and if the Subscription Offering commences after the Special Meeting the Bank shall, furnish a subscription prospectus and Order Form only to Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders who have returned to the Bank by a specified date prior to the commencement of the Subscription Offering a post card or other written communication requesting a subscription prospectus and Order Form. In such event, the Bank shall provide a postage-paid post card for this purpose and make appropriate disclosure in its proxy statement for the solicitation of proxies to be voted at the Special Meeting and/or letter sent in lieu of the proxy statement to those Eligible Account Holders, Tax-Qualified Employee Plans or Supplemental Eligible Account Holders who are not Depositors on the Voting Record Date.

                2. Each Order Form will be preceded or accompanied by a subscription prospectus describing the Holding Company and the Converted Bank and the shares of Holding Company Conversion Stock being offered for subscription and containing all other information required by the appropriate Regulatory Authorities or necessary to enable Persons to make informed investment decisions regarding the purchase of Holding Company Conversion Stock.

                3. The Order Forms (or accompanying instructions) used for the Subscription Offering will contain, among other things, the following:

                     (i) A clear and intelligible explanation of the Subscription Rights granted under the Plan to Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders;

                     (ii) A specified expiration date by which Order Forms must be returned to and actually received by the Bank or its representative for purposes of exercising Subscription Rights, which date will be not less than 20 days after the Order Forms are mailed by the Bank;

                     (iii)   The Maximum  Subscription Price to be paid for each
                             share   subscribed  for  when  the  Order  Form  is
                             returned;

                     (iv) A statement that 25 shares is the minimum purchase amount for Holding Company Conversion Stock that may be subscribed for under the Plan;

                     (v)     A   specifically   designated   blank   space   for
                             indicating the number of shares being subscribed for;

                     (vi) A set of detailed instructions as to how to complete the Order Form including a statement as to the available alternative methods of payment for the shares being subscribed for;

                     (vii) Specifically designated blank spaces for dating and signing the Order Form;

                     (viii) An acknowledgment that the subscriber has received the subscription prospectus;

                     (ix) A statement of the consequences of failing to properly complete and return the Order Form, including a statement that the Subscription Rights will expire on the expiration date specified on the Order Form unless such expiration date is extended by the Holding Company and the Bank, and that the Subscription Rights may be exercised only by delivering the Order Form, properly completed and executed, to the Bank or its representative by the expiration date, together with required payment of the Maximum Subscription Price for all shares of Holding Company Conversion Stock subscribed for;

                     (x) A statement that the Subscription Rights are non-transferable and that all shares of Holding Company Conversion Stock subscribed for upon exercise of Subscription Rights must be purchased on behalf of the Person exercising the Subscription Rights for his own account; and

                     (xi) A statement that, after receipt by the Bank or its representative, a subscription may not be modified, withdrawn or canceled without the consent of the Bank.

         G.     Method of Payment

                     Payment for all shares of Holding Company  Conversion Stock subscribed for, computed on the basis of the Maximum Subscription Price, must accompany all completed Order Forms. Payment may be made in cash (if presented in Person), by check, or, if the subscriber has a Deposit Account in the Bank (including a certificate of deposit), the subscriber may authorize the Bank to charge the subscriber's account.

                     If a  subscriber  authorizes  the Bank to charge his or her account, the funds will continue to earn interest, but may not be used by the subscriber until all Holding Company Conversion Stock has been sold or the Plan of Conversion is terminated, whichever is earlier. The Bank will allow subscribers to purchase shares by withdrawing funds from certificate accounts without the assessment of early withdrawal penalties with the exception of prepaid interest in the form of promotional gifts. In the case of early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if the remaining balance of the account is less than the applicable minimum balance requirement, in which event the remaining balance will earn interest at the passbook rate. This waiver of the early withdrawal penalty is applicable only to withdrawals made in connection with the purchase of Holding Company Conversion Stock under the Plan of Conversion. Interest will also be paid, at not less than the then-current passbook rate, on all orders paid in cash, by check or money order, from the date payment is received until consummation of the Conversion. Payments made in cash, by check or money order will be placed by the Bank in an escrow or other account established specifically for this purpose.

                     In the  event of an  unfilled  amount  of any  subscription order, the Converted Bank will make an appropriate refund or cancel an appropriate portion of the related withdrawal authorization, after consummation of the Conversion, including any difference between the Maximum Subscription Price and the Actual Subscription Price (unless subscribers are afforded the right to apply such difference to the purchase of additional whole shares). If for any reason the Conversion is not consummated, purchasers will have refunded to them all payments made and all withdrawal authorizations will be canceled in the case of subscription payments authorized from accounts at the Bank.

                     If any  Tax-Qualified  Employee Plans or  Non-Tax-Qualified
                Employee Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares subscribed for at the time they subscribe, but may pay for such shares of Holding Company Conversion Stock subscribed for upon consummation of the Conversion. In the event that, after the completion of the Subscription Offering, the amount of shares to be issued is increased above the maximum of the appraisal range included in the Prospectus, the Tax Qualified and Non-Tax Qualified Employee Plans shall be entitled to increase their subscriptions by a percentage equal to the percentage increase in the amount of shares to be issued above the maximum of the appraisal range provided that such subscriptions shall continue to be subject to applicable purchase limits and stock allocation procedures.

         H.     Undelivered, Defective or Late Order Forms; Insufficient Payment

                     The Board of Directors of the Holding Company and the Board
                of Trustees of the Bank shall have the absolute right, in their sole discretion, to reject any Order Form, including but not limited to, any Order Forms which (i) are not delivered or are returned by the United States Postal Service (or the addressee cannot be located); (ii) are not received back by the Bank or its representative, or are received after the termination date specified thereon; (iii) are defectively completed or executed;
                (iv) are not accompanied by the total required payment for the shares of Holding Company Conversion Stock subscribed for (including cases in which the subscribers' Deposit Accounts or certificate accounts are insufficient to cover the authorized withdrawal for the required payment); or (v) are submitted by or on behalf of a Person whose representations the Board of Directors of the Holding Company and the Board of Trustees of the Bank believe to be false or who they otherwise believe, either alone or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of this Plan. In such event, the Subscription Rights of the Person to whom such rights have been granted will not be honored and will be treated as though such Person failed to return the completed Order Form within the time period specified therein. The Bank may, but will not be required to, waive any irregularity relating to any Order Form or require submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Bank may specify. The interpretation of the Holding Company and the Bank of the terms and conditions of this Plan and of the proper completion of the Order Form will be final, subject to the authority of the appropriate Regulatory Authorities.

         I.     Member in Non-Qualified States or in Foreign Countries

                     The  Holding  Company  and the Bank  will  make  reasonable efforts to comply with the securities laws of all states in the United States in which Persons entitled to subscribe for Holding Company Conversion Stock pursuant to the Plan reside. However, the Bank and the Holding Company are not required to offer stock in the Subscription Offering to any person who resides in a foreign country.

VI.      ORGANIZATION CERTIFICATE AND BYLAWS

         A. As part of the Conversion, the Bank will take all appropriate steps to amend its organization certificate to read in the form of a stock savings institution organization certificate as prescribed by the Regulatory Authorities. A copy of the proposed stock organization certificate is available upon request. By their approval of the Plan, the Depositors of the Bank will thereby approve and adopt such organization certificate.

         B. The Bank will also take appropriate steps to amend its bylaws to read in the form prescribed by the appropriate Regulatory Authorities for a stock savings institution. A copy of the proposed stock bylaws is available upon request.

         C. The effective date of the adoption of the Bank's restated organization certificate and bylaws shall be the date of the issuance and sale of the Holding Company Conversion Stock as specified by the appropriate Regulatory Authorities.

VII.     ESTABLISHMENT AND FUNDING OF CHARITABLE FOUNDATION

         As part of the Conversion, and notwithstanding any other statement herein to the contrary, the Holding Company intends to issue an amount equal to no more than 8% of the shares of its Common Stock from its authorized but unissued shares to The Foundation, a charitable organization created under
Section 501(c)(3) of the Internal Revenue Code. Such issuance (the "Contribution") shall be in the form of a direct contribution of stock by the Holding Company. The Contribution is being made in connection with the Conversion in order to complement the Bank's existing community reinvestment activities and to support the communities in which the Bank operates. The Contribution is expected to be completed not later than twelve months after the completion of the Conversion.

         The Foundation is dedicated to the promotion of charitable purposes within the communities in which the Bank operates, including, but not limited to, grants or donations to support not-for-profit medical facilities, cultural activities, community groups and other types of organizations or projects. As a private foundation, the Foundation is required to distribute annually in grants or donations at least 5% of its net investment assets.

      The authority for the affairs of the Foundation is vested in the Board of Trustees of the Foundation, none of whom may vote as directors of the Bank or the Holding Company on the Donation.

VIII.    HOLDING COMPANY CERTIFICATE OF INCORPORATION

         A copy of the proposed certificate of incorporation of the Holding Company will be made available to depositors upon request.

XI.      DIRECTORS OF THE CONVERTED BANK

         Each Person serving as a member of the Board of Trustees of the Bank at the time of the Conversion will thereupon become a director of the Converted Bank.

X.       STOCK OPTION AND INCENTIVE PLAN AND RECOGNITION AND RETENTION PLAN

         In order to provide an incentive for Directors, Officers and employees of the Holding Company and its subsidiaries (including the Bank), the Board of Directors of the Holding Company intends to adopt, subject to shareholder approval, a stock option and incentive plan and a recognition and retention plan sometime following the Conversion in accordance with such regulations as are applicable to the plans at that time.

XI.      CONTRIBUTIONS TO TAX-QUALIFIED EMPLOYEE PLANS

         The Converted Bank and the Holding Company may in their discretion make scheduled contributions to any Tax-Qualified Employee Plans, provided that any such contributions which are for the acquisition of Holding Company Conversion Stock, or the repayment of debt incurred for such an acquisition, do not cause the Converted Bank to fail to meet its regulatory capital requirements.

XII.     SECURITIES REGISTRATION AND MARKET MAKING

         Promptly following the Conversion, the Holding Company will register its stock with the SEC pursuant to the Exchange Act. In connection with the registration, the Holding Company will undertake not to deregister such stock, without the prior written approval of the appropriate Regulatory Authorities, for a period of three years thereafter.

         The Holding Company shall use its best efforts to encourage and assist two or more market makers to establish and maintain a market for its common stock promptly following Conversion. The Holding Company will also use its best efforts to cause its common stock to be quoted on the National Association of Securities Dealers, Inc. Automated Quotations System or to be listed on a national or regional securities exchange.

XIII.       STATUS OF DEPOSIT ACCOUNTS AND LOANS SUBSEQUENT TO CONVERSION

         Each Deposit Account holder shall retain, without payment, a withdrawable Deposit Account or Accounts in the Converted Bank, equal in amount to the withdrawable value of such account holder's Deposit Account or Accounts prior to Conversion. All Deposit Accounts will continue to be insured by the BIF up to the applicable limits of insurance coverage, and shall be subject to the same terms and conditions (except as to voting and liquidation rights) as such Deposit Account in the Bank at the time of the Conversion. All loans shall retain the same status after Conversion as these loans had prior to Conversion.

XIV.     LIQUIDATION ACCOUNT

         For purposes of granting to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain Deposit Accounts at the Converted Bank a priority in the event of a complete liquidation of the Converted Bank, the Converted Bank will, at the time of Conversion, establish a liquidation account in an amount equal to the net worth of the Bank as shown on its latest statement of financial condition contained in the final offering circular (prospectus) used in connection with the Conversion. The creation and maintenance of the liquidation account will not operate to restrict the use or

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application of any of the  regulatory  capital  accounts of the Converted  Bank;
provided, however, that such regulatory capital accounts will not be voluntarily reduced below the required dollar amount of the liquidation account. Each
Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to the Deposit Account held, have a related inchoate interest in a portion of the liquidation account balance ("subaccount balance").

         The initial subaccount balance of a Deposit Account held by an Eligible Account Holder and/or Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the Qualifying Deposit in the Deposit Account on the Eligibility Record Date and/or the Supplemental Eligibility Record Date and the denominator is the total amount of the Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders on such record dates in the Bank. For Deposit Accounts in existence at both dates, separate subaccounts shall be determined on the basis of the Qualifying Deposits in such Deposit Accounts on such record dates. Such initial subaccount balance shall not be increased, and it shall be subject to downward adjustment as provided below.

         If the deposit balance in any Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder at the close of business on any annual closing date subsequent to the record date is less than the lesser of (i) the deposit balance in such Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date or (ii) the amount of the Qualifying Deposit in such Deposit Account on the Eligibility Record Date or Supplemental Eligibility Record Date, the subaccount balance shall be reduced in an amount proportionate to the reduction in such deposit balance. In the event of a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related Deposit Account. If all funds in such Deposit Account are withdrawn, the related subaccount balance shall be reduced to zero.

         In the event of a complete liquidation of the Bank (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then-current adjusted subaccount balances for Deposit Accounts then held before any liquidation distribution may be made to stockholders. No merger, consolidation, bulk purchase of assets with assumptions of Deposit Accounts and other liabilities, or similar transactions with another institution the accounts of which are insured by the BIF, shall be considered to be a complete liquidation. In such transactions, the liquidation account shall be assumed by the surviving institution.

XV.      RESTRICTIONS ON ACQUISITION OF CONVERTED BANK

         Regulations of the Regulatory Authorities limit acquisitions, and offers to acquire, direct or indirect beneficial ownership of more than 10% of any class of an equity security of the Converted Bank or the Holding Company. In addition, consistent with the regulations of the Regulatory Authorities, the organization certificate of the Converted Bank shall provide that for a period of three years following completion of the Conversion: (i) no Person (i.e., no individual, group acting in concert, corporation, partnership, association, joint stock company, trust, or unincorporated organization or similar company, syndicate, or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution) shall directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of the Bank's equity securities. Shares beneficially owned in violation of this organization certificate provision shall not be counted as shares entitled to vote and shall not be voted by any Person or counted as voting shares in connection with any matter submitted to the shareholders for a vote. This limitation shall not apply to any offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the Bank by a corporation whose ownership is or will be substantially the same as

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



the ownership of the Bank, provided that the offer or acquisition is made more than one year following the date of completion of the Conversion; (ii) shareholders shall not be permitted to cumulate their votes for elections of trustees or directors; and (iii) special meetings of the shareholders relating to changes in control or amendment of the organization certificate may only be called by the Board of Directors, as appropriate.

XVI.     AMENDMENT OR TERMINATION OF PLAN

         If necessary or desirable, the Plan may be amended at any time prior to submission of the Plan and proxy materials to the Voting Depositors by a two-thirds vote of the Board of Directors of the Holding Company and the Board of Trustees of the Bank. After submission of the Plan and proxy materials to the Voting Depositors, the Plan may be amended by a two-thirds vote of the respective Board of Directors of the Holding Company and the Board of Trustees of the Bank only with the concurrence of the appropriate Regulatory Authorities. In the event that the Bank determines that for tax purposes or otherwise it is in the best interest of the Bank to convert from a mutual to a stock institution without the concurrent formation of a holding company, the Plan may be substantively amended, with the prior written approval of the appropriate Regulatory Authorities, in such respects as the Board of Trustees of the Bank deems appropriate to reflect such change from a holding company conversion to a direct conversion. In the event the Plan is so amended, common stock of the Bank will be substituted for Holding Company Conversion Stock in the Subscription, Community or Public Offerings, and subscribers will be resolicited as described in Section V hereof. Any amendments to the Plan (including amendments to reflect the elimination of the concurrent holding company formation) made after approval by the Voting Depositors with the concurrence of the appropriate regulatory authorities shall not necessitate further approval by the Voting Depositors unless otherwise required.

         The Plan may be terminated by a two-thirds vote of the Bank's Board of Trustees at any time prior to the Special Meeting of Voting Depositors, and at any time following such Special Meeting with the concurrence of the appropriate Regulatory Authorities. In its discretion, the Board of Trustees of the Bank may modify or terminate the Plan upon the order or with the prior written approval of the appropriate Regulatory Authorities and without further approval by Voting Depositors. The Plan shall terminate if the sale of all shares of Conversion Stock is not completed within 24 months of the date of the Special Meeting. A specific resolution approved by a majority of the Board of Trustees of the Bank is required in order for the Bank to terminate the Plan prior to the end of such 24-month period.

XVII.    EXPENSES OF THE CONVERSION

         The Holding Company and the Bank will assure that expenses incurred by them in connection with the Conversion shall be reasonable.

XVIII.   TAX RULING

         Consummation of the Conversion is expressly conditioned upon prior receipt of either a ruling of the United States Internal Revenue Service or an opinion of tax counsel with respect to federal taxation, and either a ruling of the New York taxation authorities or an opinion of tax counsel or other tax advisor with respect to New York taxation, to the effect that consummation of the transactions contemplated herein will not be taxable to the Holding Company or the Bank.

XIX.     EXTENSION OF CREDIT FOR PURCHASE OF STOCK

         The Bank may not loan funds or otherwise extend credit to any Person to purchase in the Conversion shares of Holding Company Conversion Stock.

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